Exhibit 10.19

*confidential

Contract of Employment *

Diginex Solutions (HK) Limited

and

CAMPION, Daniel

This Agreement (the "**Agreement**") is made on March 18, 2025

BETWEEN

1) **Diginex Solutions (HK) Limited,** a company incorporated in Hong Kong and whose registered address is Smart-Space Fintech 2 Room 3, Un. 401-404, Core C, Cyberport 3, 3 Cyberport Road, Telegraph Bay, Hong Kong **("the Company"); and**

2) **CAMPION Daniel,** a Hong Kong permanent resident with HKID R565288(9) and whose address is [redacted] **("you" or the "Employee")**

Hereinafter individually each referred to as a "**Party**" and collectively the "**Parties**".

WHEREAS the Company desires to employ the Employee and assure itself of the services of the Employee.

WHEREAS the Employee desires to be employed by the Company under the terms and conditions of this Agreement.

NOW THEREFORE, this contract of employment is entered into between the Parties under the terms and conditions contained herein (the "**Employment**")

1. Definitions and interpretation

The following definitions and rules of interpretation apply in this Agreement:

Bullying: means any offensive, intimidating, malicious or insulting behavior involving the misuse of power that can make a person feel vulnerable, upset, humiliated, undermined or threatened.

Capacity: means the capacity as agent, consultant, director, employee, owner, partner, or shareholder, or in any other capacity.

Cause: means, in addition to the interpretation given to the term under Hong Kong employment law:

a. wilful misconduct or gross negligence in the performance of the Employee's duties; wilful and continued failure or refusal to perform any duties reasonably requested in the course of employment with the Company (other than a failure resulting from the Employee's disability);

b. fraudulent, dishonest or other improper conduct engaged in by the Employee that causes, or in the sole discretion of the Company has the potential to cause, harm to the Company, its business units, its divisions or its or their business or reputation, including, without limitation, the Employee's violation of any policies of the Company applicable to the Employee, the Employee's violation of laws, rules or regulations applicable to the Employee, criminal activity, habitual drunkenness or use of illegal drugs; or

c. a material breach by the Employee of this Agreement including engaging in competitive activity or in the direct or indirect hiring or solicitation of employees in violation of any applicable contract, agreement, directive or policy; or in the direct or indirect solicitation of customers or clients of the Company in violation of any applicable contract, agreement, directive or policy; or disclosing Confidential Information in violation of any applicable contract, agreement, directive or policy; or a failure by you to give notice of a resignation as required by any applicable contract, agreement, or policy.

Confidential Information: means information in whatever form (whether or not recorded in documentary form) and wherever located relating to the business, customers, products, affairs, and finances of the Company (or any Group Company) for the time being confidential to the Company (or any Group Company), including trade secrets, technical data, and know-how relating to the business of the Company or of any Group Company, whether or not such information is marked confidential. Confidential Information includes (without limitation) all non-public information that is either developed by or for the benefit of the Company, and which pertains to the business, clients, customers, counterparties, shareholders, employees, policies, procedures, financial condition, earnings, prospects or trade secrets of the Company. Confidential Information shall also include, without limitation, any work product developed by the Employee, either singularly or jointly with any other person(s) that is based on, or incorporates, Confidential Information.

Group: means the Company, together with any of its subsidiaries, its holding company, and fellow subsidiaries of its holding company, and **Group Company** means any one of them.

Harassment: means any unwanted physical, verbal or non-verbal conduct that has the purpose or effect of violating a person's dignity or creating an intimidating, hostile, degrading, humiliating or offensive environment for them. Harassment also includes treating someone less favorably because they have submitted or refused to submit to such foregoing behavior in the past. A single incident can amount to harassment and a person may be harassed even if they are not the intended "target".

Harassment may include, for example:

- Unwelcome sexual advances or suggestive behavior (even if the harasser may perceive them as harmless)
- Racist, sexist, homophobic or ageist jokes, or derogatory or stereotypical remarks about a particular ethnic or religious group or gender; or
- Offensive e-mails, text messages or social media content.

Hong Kong Dollar or HKD: means the lawful currency of Hong Kong.

Intellectual Property Rights: means patents, rights to Inventions, copyright and related rights, trade marks and service marks, trade names and domain names, rights in get-up, rights in goodwill or the right to sue for passing off or unfair competition, rights in designs,

rights in computer software, database rights, topography rights, rights in Confidential Information, copyrights, patents, trademarks, design rights, service marks, inventions, programs, software (both source and object code), specifications, documentation, developments, designs, algorithms, procedures and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: means any invention, idea, discovery, development, improvement, or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Restricted Business: means those parts of the business of the Company with which the Employee was involved to a material extent in the twelve (12) months before Termination.

Restricted Customer: means any firm, company, or person who, during the twelve (12) months before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company with whom the Employee had contact or about whom the Employee became aware or informed in the course of Employment.

Restricted Person: means anyone employed or engaged by the Company who could materially damage the interests of the Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the twelve (12) months before Termination in the course of Employment.

Termination: means the termination of the Employee's Employment with the Company however caused.

United States Dollar or **USD**: means the lawful currency of the United States of America.

Clause, Schedule, and paragraph headings shall not affect the interpretation of this Agreement. Unless the context otherwise requires, words in the singular shall include the plural and, in the plural, shall include the singular and a reference to one gender shall include a reference to the other genders. A reference to writing or written includes fax and email unless otherwise provided.

2. Position

The Employee hereby accepts a position of Chief Commercial Officer (or such other positions as the Parties may agree from time to time) of the Company subject to and in accordance with the terms of this Agreement. The Employee agrees to carry out the full requirements of this role and what will be reasonably required of the Employee.

3. Place of Work

The Employee's place of work will be at the Hong Kong office of the Company. The Employee may be required to travel both domestically and overseas in order to fulfil the duties. It is agreed that after a period of time it is expected that the place of work will relocate from Hong Kong to London.

4. Term of employment

Subject to the Employee obtaining a valid visa to work in Hong Kong or holding the right to work in Hong Kong, the Employment shall commence on April 1, 2025 (the "**Start Date**"), and shall continue until terminated by either Party, subject to and in accordance with the terms and conditions of this Agreement.

5. Right to work in Hong Kong

The Employment is subject to the Employee's possession of a valid visa from the Hong Kong Immigration Department. The Employee shall produce evidence to the satisfaction of the Company of his right to work in Hong Kong and immediately notify the Company when the Employee ceases to possess such right.

6. Probation period

The first three (3) months of the Employment shall be a probation period (the "**Probation Period**") during which the Employee's performance will be reviewed to assess the Employee's suitability for continued employment.

During the Probation Period, either party may terminate the employment by giving the other party notice or payment in lieu as follows:

a. During the first month of the Probation Period: without notice or payment in lieu; and
b. During the remainder of the Probation Period: seven days (7) written notice or payment in lieu.

The Company may from time to time extend the Probation Period at its discretion.

7. Remuneration

The Employee shall be paid a basic salary of [redacted] per annum, equivalent to a monthly salary of [redacted] (the "**Monthly Salary**"). The Employee's salary shall accrue daily and be payable in twelve (12) equal monthly arrears on the last business day of the current month, except where the Employee's commencement date is after the payroll cut-off date of a calendar month, in which case the initial wage period will be from the commencement date to the last day of the following calendar month and the Employee's remuneration shall be a pro-rated amount based on the number of full days of employment.

The Employee acknowledges that the Company may at any time deduct from his basic salary, or such other amounts as may be owed to the Employee, any sums that may be owed by the Employee to the Company in accordance with the Employment Ordinance, without limitation, any overpayments or advances made to the Employee by the Company, any overpayments in respect of annual leave taken in excess of the Employee's entitlement.

8. Incentive Award

In addition to the Monthly Salary, the Employee shall receive a sign-on award of [redacted] shares options, subject to a three-year vesting period (the "**Incentive Award**"). The vesting schedule shall be governed by the terms of the Company's share option plan.

The Employee shall also be eligible for an employee stock option plan (ESOP), the details of which are to be confirmed.

Additionally, the Employee shall be eligible for a bonus, the specifics of which shall be subject to initial approval by the Compensation Committee and annual approval by the Executive Committee regarding the distribution structure.

To be eligible to receive an Incentive Award, the Employee must, on the payment date of such award, be employed by the Company and the Employee must not have either given notice terminating the employment with the Company for any reason whatsoever, and/or the Company must not have given notice of termination the Employment. For the avoidance of doubt and without limiting the generality of the foregoing, if at any time before the payment date of any Incentive Award the Employee has been given notice terminating his employment with the Company, the Employee will not be entitled to any pro-rata amount of such award.

For the avoidance of doubt, any tax liabilities arising from the any award under this Section 8 shall be the sole responsibility of the Employee.

9. Duties

During the Employment, the Employee shall:

a. Unless prevented by incapacity, diligently and faithfully serve the Company throughout the term of this Agreement and devote the whole of his time, attention and abilities to the business of the Company and shall not engage in other activities which would interfere with the proper discharge of the Employee's duties;

b. Refrain from contacting the Company's partners, clients or suppliers for any professional purposes other than on the Company's business.

c. Work at the designated office location as the normal place of work, and such other location as the Company shall reasonably require from time to time to meet its business needs and for the proper performance of the Employee's duties;

d. Conform to such hours of work as may from time to time be reasonably required by the Company and shall not be entitled to receive any additional remuneration for work performed outside of normal office hours;

e. Travel and work outside Hong Kong as directed by the Company from time to time provided that the Employee shall not be required to permanently reside outside Hong Kong;

f. Refrain from expressing opinions or making comments detrimental to the Company or otherwise conduct himself in a way which could be prejudicial to the Company's interests, in particular in relation to outside parties.

g. Comply with all policies and all reasonable and lawful directions written or oral given to him by the Company; and

h. Use his best endeavors to promote, protect, develop and extend the business of the Company.

10. Policies

The Employee agrees to adhere to all Policies of the Company. Failure to observe the Policies may result in disciplinary action on the Employee. The Company reserves the right to change the provisions of such Policies at any time and will provide the Employee with a copy of all such Policies.

11. Employment Benefits

a. Mandatory Provident Fund: Where required by the Mandatory Provident Fund Scheme Ordinance (the "**MPFSO**"), the Employee will be enrolled into the Company's Mandatory Provident Fund (the "**MPF**") Scheme upon completion of sixty (60) days of employment. The Employee's membership thereunder shall commence with retrospective effect from the Start Date. The Company and (where applicable) the Employee will make the applicable amount of mandatory contributions to the MPF scheme in accordance with the provisions of the Mandatory Provident Fund Schemes Ordinance and the contribution from the Employee will be deducted from the Employee's remuneration package in accordance with the MPFSO.

b. Labour Insurance: The Employee will be covered by the Company's labour insurance in accordance with the Employee Compensation Ordinance.

c. Medical Benefits: The Company will enroll the Employee into the Company's medical insurance scheme. The Employee may elect to insure his family members at an additional cost to the Employee. The Company reserves the right to change the details of the provided medical coverage at any time at the discretion of the Company.

d. Sick leave: The Employee is entitled to sick leave and sickness allowance in accordance with the provisions of the Employment Ordinance. In addition, twenty-four (24) days of sick leave will be fully paid. If the Employee is unable to work through ill health or injury, the Employee must provide the Company with satisfactory evidence of his incapacity. A sick leave certificate issued

by a registered medical practitioner or registered Chinese medicine practitioner must be provided in order to benefit from paid sick leave for more than one day. The Company may ask the Employee to submit to an examination by a medical practitioner of the Company's choice and the Employee hereby agrees to cooperate with such an examination and agrees to authorize the full disclosure of any resulting report to the Company. The Company reserves the right to change the time period upon which a medical certificate must be presented in order to benefit from paid sick leave at its sole discretion.

e. Maternity/ Paternity benefits: The Employee is entitled to maternity leave/ paternity leave pay according to the provisions of the Hong Kong Employment Ordinance.

f. Other Absences: Approval should be obtained in advance from the Company for absence during working hours. If unexpected circumstances mean that this is not possible, the Employee should inform the Company as soon as possible. Absence without approval and/ or explanation will be dealt with under the disciplinary procedure which could result in disciplinary action being taken against the Employee by the Company and which may result in the termination of the Employee's employment with the Company.

g. Working Hours: The Employee's normal working hours shall be from 9:00am to 6:00pm from Monday to Friday, excluding bank holidays. The Employee shall work 2.5 business days per week, at the convenience of the Company. The Employee is expected to work additional hours as necessary to fulfil his duties under this Agreement. The Company reserves the right to vary the Employee's working hours as necessary to meet the changing needs. The Employee shall have a meal break of one (1) hour at a time agreed with the Company. For the avoidance of doubt, meal breaks are counted towards hours worked.

h. Annual Leave: The Employee is entitled to twenty-five (25) days of paid annual leave per complete year of service. All leave taken must be approved in advance by the relevant line manager and shall be taken at such time as may be convenient to the Company. In the year of commencement or termination of your employment, your basic leave entitlement will be calculated pro rata based on days worked in the year.

i. Work Arrangements During Typhoons and Rainstorms: The Employee shall not be required to work when typhoon signal no.8 or above is hoisted or when the black rainstorm warning is in force. No salary or benefits will be deducted during the period. The Employee is required to resume duty in the office if the typhoon signal no.8 or black rainstorm warning is lowered not less than two (2) hours before the close of working hours.

j. Expense Reimbursements: There may be occasions when the Employee incurs out of pocket business expenses. Company shall reimburse the Employee forthwith for all proper and reasonable out-of-pocket expenses wholly, exclusively and necessarily incurred on the Company's business by the Employee in the performance of his duties upon presentation of supporting statements, receipts, or vouchers, provided these have been agreed in advance by the Company or are in line with the Company's travel and expense policy. The Company reserves the right to make changes to the travel and expense policy from time to time.

12. Taxation

The Employee is responsible for his own personal taxes of whatever kind that are due in any jurisdiction with respect to this employment. The Employee is advised to consult his own personal tax advisor if there are any questions in this regard.

13. Termination

Upon the successful completion of the Probation Period, the Employee or the Company may terminate this employment agreement for any reason by giving three (3) month's notice in writing to the other party, except if the Employee has misstated any details in his resume (a copy is attached in Exhibit A) in which case the Company may terminate the Employment with seven (7) days of written notice.

The Company shall have the right to shorten any notice period required by providing payment in lieu of notice in line with the requirements of the Employment Ordinance.

Notwithstanding the foregoing, if the Company terminates the employment agreement for Cause, no notice will be required.

The Company promotes a culture of inclusion, diversity and respect. Notwithstanding any notice provisions set out in this Section 13, if the Company determines, at its sole discretion, that the Employee has engaged in any form of harassment (sexual or otherwise), or Bullying, then the Employee agrees that the Company shall be entitled to terminate the Employment Agreement with only one (1) week's notice or payment in lieu.

During any notice period (whether the Employee or the Company has given notice), the Employee will, pending the termination of his employment with the Company, continue to be an employee subject to fiduciary duties and other obligations as an employee of the Company. The Employee will assist the Company in the transition of his responsibilities and will be entitled to continue to receive salary (but not any other compensation that accrues or becomes payable during such period) and to participate in all benefit plans for which the Employee is enrolled in until the actual date of the Employee's termination from the Company.

On or before the date of Termination, the Employee must return all the Company's property that is in his possession. The Employee will be liable to reimburse the Company for any loss of or damage to such property, except for fair wear and tear. The amount of such loss or damage shall be deducted from the Employee's final pay within the limits provided by the Employment Ordinance.

In the event of the Employee's termination of employment with the Company for any reason, the Employee agrees to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his employment, and all other documents, correspondence, manuals, security passes, keys and any other items whatsoever which may be in your possession, custody or under your control and which belong to the Company, and the Employee shall not retain or take with him any tangible materials or electronically stored data, containing or pertaining to any

confidential information that the Employee may produce, acquire or obtain access to during the course of his employment.

At any time after Termination, the Employee must not represent himself as connected with the Company in any Capacity, other than as a former employee, or use any registered names or trading names associated with the Company.

14. Garden Leave

Following service of notice to terminate the Employment by either Party, or if the Employee purports to terminate the Employment in breach of contract, the Company may by written notice place the Employee on Garden Leave for the whole or part of the remainder of the Employment.

During any period of the Garden Leave:

a. the Company shall be under no obligation to provide any work to the Employee and may revoke any powers the Employee holds on behalf of the Company;

b. the Company may require the Employee to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Employee, at such location (including the Employee's home) as the Company may decide;

c. the Employee shall continue to receive his basic salary and all contractual benefits;

d. the Employee shall remain an employee of the Company and be bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

e. the Employee shall ensure that the Company knows where the Employee will be and how the Employee can be contacted during each working day (except during any periods taken as holiday in the usual way);

f. the Company may exclude the Employee from any premises of the Company; and

g. the Company may require the Employee not to contact or deal (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser, or other business contact of the Company.

15. Confidentiality

The terms of this contract of employment and of any ongoing remuneration and compensation payments made to the Employee from time to time should not be disclosed to any entity, organization or person or discussed with any employee of the Company except the Employee's immediate manager and/or the Group Head of Human Resources.

During the course of the Employee's employment with the Company, the Employee will acquire Confidential Information.

The Employee is required to maintain the confidentiality of Confidential Information and by signing this contract of employment as provided below, the Employee acknowledges and confirms that the Employee will not, at any time during or after the termination of employment with the

Company, except as required by law, for any reason disclose any Confidential Information to any persons other than a) those who are employees of the Company and need to know or whose business it is to know the same, b) third parties if such disclosure is necessary in connection with the legitimate business of the Company, or c) with prior written approval of the Company. For the avoidance of doubt, sound, picture or other types of recordings are prohibited unless authorized in writing by the Company and so is the uploading or sending of any document or email to personal storage or personal email.

Furthermore, the Employee will not, during or after the termination of your employment with the Company, attempt to use Confidential Information to the detriment or prejudice of the Company or for personal gain or the gain of a third party.

The Employee represents, warrants and agrees that the Employee will not improperly use or disclose to the Company for its benefit or enter into the Company's electronic systems any confidential information (including without limitation, client lists and client-sensitive information such as information relating to client accounts and transactions) or trade secrets which are proprietary or belong to i) any former or current employers or ii) any other person to whom the Employee owes an obligation of confidentiality.

The Employee must not bring onto the premises of the Company any materials which contain such confidential information or trade secrets, any unpublished documents or property belonging to any person referred to in either i) or ii) above unless consented to in writing by such person.

16. Non-Compete

Within twelve (12) months after the termination date, the Employee shall not, whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or organisation (and whether as director, shareholder, principal, consultant, agent, partner, employee, contractor or otherwise) directly or indirectly undertake, carry on, be employed or engaged in or be concerned with a business or proposed business which is similar to or competitive with any business of the Company.

For the avoidance of any doubt, this Non-Competition restraint will not prevent the Employee from participating or engaging in a business which does not and is unlikely to compete with the Company and otherwise does not pose any threat to their business, clients and Confidential Information.

The Employee agrees that if, during either employment with the Company or the period of the restrictions set out in this paragraph, the Employee receives an offer of employment or engagement, the Employee will provide a copy of these restrictions to the offeror as soon as reasonably practicable after receiving the offer.

17. Non-Solicitation

Within twelve (12) months after the termination date, the Employee shall not, whether on the Employee's own behalf or in conjunction with or on behalf of any other person, firm, company, organisation or any other entity (and whether as director, shareholder, principal, consultant, agent, partner, employee, contractor or otherwise) directly or indirectly:

a. solicit or endeavor to entice away from the Company the business or custom of a Restricted Customer with a view to providing any goods or services to that Restricted Customer in competition with any Restricted Business;

b. be directly or indirectly engaged or involved in any business concern which is in competition with any Restricted Business as an employee, director, consultant, advisor, business owner, or otherwise; and

c. in the course of any business concern which is in competition with any Restricted Business, employ or engage or otherwise entice away or facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement.

18. Employer's property

All documents, manuals, hardware, and software provided for the Employee's use by the Company, and any data or documents (including copies and emails) produced, maintained, or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

19. Intellectual property

The Employee agrees not to use the Intellectual Property in any way other than for the purpose of performing his/her duties for the Company.

Any intellectual property developed or created by the Employee, or with the Employee's assistance, during the Employment by the Company in the Restricted Business shall be and at all times remain the property of the Company and, if such rights were nevertheless to have accrued to the Employee, the Employee will assign, dispose or otherwise transfer (and effect the transfer of) to the Employer, the full and exclusive ownership of any such rights, free of charge, or for a nominal fee.

The Employee further agrees that the Employee will, at the request and expense of the Company at any time during or following the termination of the Employment:

a. give and supply all such information and assistance to the Company to enable the Company to use the Intellectual Property to its best advantage;

b. deliver to the Company any and all materials and media (including any copies thereof) containing the Intellectual Property to its best advantage; and

c. sign, execute and/ or acknowledge any and all such documents and perform any and all such acts as may be necessary, useful or convenient for the purpose of securing to the Company patent, copyright, trade secret or other proprietary protection for the Intellectual Property throughout the world.

20. Outside interests

a. During the Employment, the Employee shall not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid, be directly or indirectly engaged or concerned or have any financial interests in any Capacity in any other business, trade, profession, or occupation (or the setting up of any business, trade, profession, or occupation).
b. Notwithstanding Section 20.a, the Employee may hold an investment by way of shares or other securities of not more than five per cent (5%) of the total issued share capital of any company (whether or not it is listed or dealt in on a recognized stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company.

21. Scope of Restraints

The Employee agrees that the restraints contained in this Agreement are reasonable and necessary in all circumstances for the protection of the Company's Confidential Information, proprietary interest, client relations, and all other legitimate business interest of the Company and that, having regard to those interests, the restraints do not work unreasonably on the Employee.

Further, the Employee agrees that if any part of those restraints is or becomes illegal, invalid or unenforceable:

a. the affected restraints shall still apply by modifying any provision that has been found illegal, invalid or unenforceable (e.g. by reducing any period or reducing the scope of activities affected) as may be necessary to make them valid and effective; and
b. such invalidity, illegality or unenforceability will not affect any other restraints.

For the avoidance of doubt, the restraints shall apply in relation to all clients and person, notwithstanding the fact that such clients and persons may have been introduced to the Company by the Employee (or any person linked to the Employee) before or during the Employee's (or that person's) employment with the Company.

22. Remedies

The Employee acknowledges that damages may not be an adequate remedy for breach of the restraints by the Employee, and that the Company may also, or alternative seek injunctive or equitable relief for your breach or potential breach of any of the restraints.

23. Suspension

The Company has the right to suspend all or any of the Employee's duties for such period and on such terms as it considers appropriate. The Company may exercise the right to suspend at any time (including during a period of notice terminating the Employee's employment) and may do so as a disciplinary measure, pending the completion or continuance of any internal investigation

or for any other reasons, in accordance with applicable laws and regulations. During the suspension, the Employee will remain an employee of the Company subject to the obligations under this contract of employment.

24. Obligation to Cooperate

The Employee agrees that during the employment with the Company and following the termination of the employment, the Employee will cooperate with the Company, to make himself reasonably available and to render all necessary assistance to the Company in connection with any governmental or regulatory investigation or proceeding and in the prosecution or defence by the Company of all claims, demands, suits, actions, proceedings and causes of action brought against or by third parties and howsoever arising, including (without limiting the generality of the foregoing) making affidavits or signed statements where this evidence may be necessary or desirable in any such matter. The Company covenants upon reasonable request to reimburse the Employee for the reasonable costs incurred by the Employee in assisting in any of the foregoing matters after the termination of the Employee's employment with the Company.

25. Entire Agreement

This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance, or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement.

26. Changes to Terms of Employment

The Company reserves the right to make reasonable changes to any terms of the Employment, upon consultation with the Employee. The Employee will be notified in writing of any change as soon as possible and in any event within one (1) month of the change.

27. Copies of the Agreement

This Agreement may be executed in any number of copies, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.

28. Severability

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy,

all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

29. Governing Law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region.

Executed by Diginex Solutions (HK) Limited

Acting by the Undersigned

DocuSigned by:

Signature and Date: Mark Blick 27th March 2025
00F81DD80804445...

Signatory: Mark Blick, Director

Signed by:

Signature and Date: 25th March 2025
768BF524C4AE4E6...

Name: Campion, Daniel (the Employee)*

* I have received a copy of the Agreement from the Company concerning my Employment. I have read, considered and understood and hereby accept its terms and conditions. I acknowledge having been given an opportunity to obtain any legal consultation and advice with respect to the terms and conditions herein and execute this Agreement freely and voluntarily with full understanding of its contents. This Agreement and my Employment hereunder have not been induced by any representations of the Company not contained herein.

[The Remainder of the page has been intentionally left blank]

*confidential

EXHIBIT A

LINKS

LinkedIn Profile:
https://www.linkedin.com/in/dan-campion-0bb48a1/

SUMMARY & KEY ACHIEVEMENTS

- Managed and delivered the largest new business and retention plan within Market Intelligence whilst working through significant integration and change.
- Brought together the multiple cultures from numerous acquisitions and established common goals, combined culture and approach.
- Ability to manage multiple stakeholders. RASS represented 8 individual business lines, including over 50% of the Desktop Solutions global business, each with its own management structure.
- Redefined the GTM and alignment of the sales org whilst maintaining performance.
- Transformed Economic and Country Risk business from 5 years of negative growth to positive 8% in 15 months.
- Instigated and led the largest single consulting engagement with the Ministry of Investment in Saudi Arabia with over 15m$ for the initial project. Thereafter constructed the business case to establish an office within Saudi and obtained approval from the Exec and board to proceed in 2023.
- Identify potential targets for acquisition and / or alliance partnerships to effectively grow the businesses managed. Deal team commercial representative across numerous transactions.
- Passion for developing talent, promoting diversity and inclusivity and have worked in various leadership roles across commercial sales, client service and general management and marketing.
- Experience working with financial and corporate clients all over the

DAN CAMPION

[redacted]

GLOBAL HEAD OF SALES & BUSINESS MANAGER

EXPERIENCE

S&P GLOBAL MARKET INTELLIGENCE
Mar 2024 - Oct 2024

SVP, Global Head of Sales "Markets" | Enterprise Solutions

- Global sales team of 140 and a BoB of 440m USD and 90m USD New Business plan.
- Businesses included Primary Markets group (PMG) Broker Research, Sales & Trading (BRST) Issuer Solutions and Private Markets (iLevel).
- Facilitating the capital formation and investment lifecycle process for public and private markets.

S&P GLOBAL MARKET INTELLIGENCE
Mar 2022 - Mar 2024

SVP, Global Head of Sales, Research | Advisory | Specialty | Solutions (RASS)

- Global sales team of over 400 sales and account managers, 1.4bn BoB and 340m new business plan.
- Responsible globally for all Cap IQ and Cap IQ Pro desktop solutions across the buy-side, Corporate and Professional services. Other business lines included Supply chain (Panjiva), Economic Country risk, Maritime & Trade, 451 research, After Market Research (AMR), FIG and Sustainability (S1).
- Member of the Senior Leadership Group (SLG).

IHS MARKIT
Hong Kong
Mar 2020 - Mar 2022

Managing Director, Global Head of Economic & Country Risk Sales & Country Manager Hong Kong

- Managing global team of approx. 90 Sales, Account Management and Customer Care within ECR. 180m USD BoB and 45m USD new Business plan.
- APAC Issuer Solutions sales team.
- Member of the APAC and Global Leadership teams.
- HK office management 117 employees across all divisions.

IHS MARKIT
Hong Kong
Jan 2017 - Jan 2020

Managing Director, Head of ENR Sales APAC & Country Manager Hong Kong

- Managing a regional team servicing Sell Side, M&A, Advisory, Research, Sovereign Wealth Funds and Buy Side Asset Managers and Private Equity.
- Oversaw further business expansion in HK from 40 - 100.
- Member of the APAC leadership team.

IHS MARKIT
Hong Kong
Jul 2014 - Dec 2016

Managing Director, Head of Sales North Asia - Financials & Country Manager Hong Kong

- Responsible for Markit's strategy and revenue growth across the business for the region.

world to effectively and efficiently manage regulatory risk and improve operational efficiency across all asset classes.

- 30 years' experience working with clients to solve problems through the application of technology. Understand the complexity of global markets, the real-world problems of the front, back and middle office and how data and technology can be applied effectively.
- Management of various teams ranging from 50 - 400 sales specialists globally working directly with clients and prospects. Responsible for development and hiring new professionals with a focus on diversity and inclusiveness. Work directly with product and development teams on commercial and go to market strategies with a view to tailoring capabilities to meet specific client needs.
- Advised on behalf of the firm to various new partner companies or those acquired to devise effective strategies, commercial policies and incentive / reward schemes.
- Financial Markets, Private Markets, Public Markets, Advisory, Investor relations and Sustainability are a few examples of core segments I have managed.

PERSONAL DETAILS

Nationality
British

Visa status
UK Citizen and Hong Kong PR

HOBBIES

RUGBY, RUNNING, CRICKET, SQUASH AND MOST SPORTS

- Managed expansion across all core segments in Hong Kong, Taiwan, Korea and China.
- Established permanent offices and Increased headcount from 4 – 40.
- North Asia became the fastest growing business for Markit in APAC with year-on-year increases of approx. 40%.
- Member of the APAC regional management team.

IHS MARKIT
Hong Kong
Dec 2012 - Jun 2014

Managing Director, Head of Information Sales APAC - Financials & Country Manager Hong Kong

- Transformed the regional sales team.
- Managed budgets and revenue targets for the Information business across the region - 26 reports.
- Out-performed regional targets for 2013 & 14.

THOMSON REUTERS
Hong Kong
Jun 2010 - Nov 2012

Head of Enterprise Content Solutions Asia Pacific

- Led the Asian element of a new global initiative for Solution Sales, a 1.3 billion $ division of Thomson Reuters with yearly growth target of 200 million + per annum of recurring revenues.
- Setting the strategy to change the approach to TR clients from straight sales to solution sales – increasing client spend and retention levels.
- Managed targets across the region and achieved 18% growth in 2010.

ICE DATA SERVICES
Hong Kong
Aug 2007 - Mar 2010

Head of Sales APAC & Country Manager Hong Kong

- Responsible for managing offices in Hong Kong, Singapore and Tokyo.
- This included the recruitment and management of the regional teams including Sales, Account Management, Client Support, Technical Support and Finance.
- Staffing levels increased from 12 in Asia to 33 staff members and an acquisition in Tokyo incorporated another 26 employees.
- Established strategic alliances with organisations in multiple countries including China, India, Korea, Malaysia, Taiwan and Vietnam.
- Involved in the expansion of the Asian business through both partnerships and acquisitions.
- Responsible for Asia P&L and transformed revenue and operating income performance for Asia.

ICE DATA SERVICES
Jun 2003 - Aug 2007

Head of Sales, Pricing & Reference Data Division, EMEA

- Recruited and managed a new team of 26 people in 4 countries with solutions across all asset classes with specific focus on evaluated pricing, corporate actions and income data, static and reference data the Pricing and reference data division culminating in record year performances in 2005 2006, 2007.

SIX TELEKURS FINANCIAL
Feb 2001 - May 2003

Sales Manager

BRIDGE FINANCIAL SYSTEMS
Jan 1999 - Jan 2001

Sales Executive

JP MORGAN SECURITIES
Feb 1995 - Oct 1998

F & O Execution Broker

MW MARSHALLS
Sep 1993 - Jan 1995

US $ Link Broker